Exhibit 99

First South Bancorp Reports Record Earnings For 2003

First South Bancorp, Inc., the holding company for First South Bank, reported record earnings of $2.1 million for the year ended December 31, 2003. Income for the year on a per share basis was $2.28, a 48 percent increase over 2002. The book value of the company's stock at December 31, 2003, was $17.75, a 14% increase over the December 31, 2002, book value.

As of December 31, 2003, total assets of First South Bancorp were $252.1 million, deposits were $215.5 million, and loans were $227.2 million. These year-end totals represent increases from December 31, 2002, of 36.3%, 38.3%, and 43.0%, respectively.

Barry Slider, President and CEO, stated that he was extremely pleased with the results of 2003 operations, especially considering that the last three years have in recent history been some of the most challenging for our country, economy, and industry.